                                                                  Exhibit 10(ii)

MCI Telecommunications
Corporation
205 North Michigan Avenue
Chicago, IL 60601
312-856-2121

                               CARRIER AGREEMENT

                    T E R M S   A N D   C O N D I T I O N S

       This Carrier Agreement (the "Agreement"), is between MCI
TELECOMMUNICATIONS CORPORATION ("MCI") and FTI, INC. ("Customer""), a resale common carrier subject to the Communications Act of 1934, as amended by the Telecommunnications Act of 1996.

1.     Scope of Agreement.

       (A) MCI shall provide to Customer certain specified domestic interstate service(s). For domestic interstate and international services, this Agreement incorporates by reference the terms of MCI Tariff FCC No. 1 ("Tariff"), which is on file with the Federal Communications Commission and which may be modified from time to time by MCI in accordance with law and thereby affect the service(s) furnished Customer, except that the following terms and conditions shall supplement or, to the extent inconsistent, supersede Tariff terms and conditions and shall remain in effect throughout the Service Term (as defined in Paragraph 8). For intrastate services, this Agreement incorporates by reference each applicable state tariff filed by MCI, which may be modified by MCI from time to time, and thereby affect the service(s) furnished Customer. This Agreement is entered pursuant to Section 211(a) of the Communications Act of 1934.

       (B) Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariff.

2.     Monthly Commitment.

       (A) Customer's "Monthly Usage" (as defined in this Paragraph 2(a)) shall equal or exceed amounts set forth below ("Monthly Commitment"):


       Ramp Period                 Months                 Commitment Level
                                   0 through 3            $0.00
                                   4 through 6            $  400,000
                                   7 through 9            $  650,000
                                   10 through 12          $1,000,000
                                   13 through 36          $1,500,000

       During the twelve month ramp-up period ("Ramp Period") Customer shall receive the $2,000,000 and above Monthly Usage level rates set forth in Attachment 1. After a twelve (12) month Ramp Period during each monthly period of the Service Term, Customer's Monthly Usage shall mean Customer's domestic interstate usage of the MCI services in Attachment 1 (hereinafter "Interstate Services") calculated at the rates set forth in Attachment 1, but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on Interstate Services. Monthly Usage also includes intrastate usage of the MCI services in Attachment 1 at standard tariff rates (hereinafter "Intrastate Services"). In addition, Monthly usage shall be calculated after application of the MCI PRISM I Service Credit and MCI Toll Free DAL Services Credit in Paragraph 2.(a)2) and 2.(b)2) in Attachment 1. Interstate Services, International Services and Intrastate Services are collectively hereinafter "MCI Services". The rates for all other MCI products and services not explicitly contained within this Agreement shall be governed by the applicable MCI Tariff or applicable state tariff.

       (B) During each month of the Service Term, if Customer's use of Mci Services is less than the Monthly Commitment in a month, for that month, Customer will pay the amount billed plus the difference between the amount billed and the Monthly ommitment.

3.     Rates and Additional Terms.

       Customer shall pay the rates and charges for MCI Services set forth in the Attachment(s) and Exhibit(s) to this Agreement and agrees to the additional terms and conditions set forth in such Attachment(s) and Exhibit(s).

4.     Security.

       Consistent with Section B-7.04 of MCI Tariff FCC No. 1 and in specific implementation of such Tariff provision, Customer may be required, as a condition precedent to receipt of MCI service(s) hereunder, to provide unconditional letter of credit in a form and from a bank acceptable to MCI in an amount equal to two (2) month's estimated billing (excluding charges for TDS 1.5 Service and TDS-45 Service paid in advance). Any executed letter of credit shall be attached hereto and incorporated by reference. Customer shall continuously renew any letter of credit as necessary to keep it in effect during the service term and for a period of ninety (90) days following the end of the Service Term. In addition, at MCI's request, Customer shall obtain for MCI an unconditional guarantee of payment in a form acceptable to MCI from a parent or affiliated company or a commercial surety, which is acceptable in the sole discretion of MCI. Nothing contained herein shall limit or be interpreted to limit MCI's right, as provided for in Section B-7.04 of MCI Tariff FCC No. 1, to require, in MCI's sole discretion, alternative or additional security from Customer, and Customer's failure or refusal to provide such alternative or additional security upon MCI's reasonable request therefore may result in the cancellation of this Agreement and Customer's service for cause pursuant to Section B-11.01 of the Tariff. The security arrangements provided for hereunder shall survive the expiration of the Service Term, as defined herein, and shall remian in effect so long as Customer remains a user or has any outstanding balance due for use of MCI Service(s).

5.     Payment.

       (A) Customer shall pay MCI for all MCI Service(s) within thirty (30) days from the date of MCI's invoice therefor. Customer's failure to pay the invoiced amount in full within said thirty (30) day period may result in termination of services as provided in Tariff Section B-11.01 and in the exercise by MCI of its rights under the security provisions contained in Paragraph 4, immediately above, or in such Paragraph as it may be amended during the Service Term.

       (B) If Customer fails to pay Mci invoiced amounts as required and MCI notifies Customer that Customer's CNS service will be terminated for non-payment, Customer agrees to notify, jointly with MCI, endusers of Customer who received resold MCI Carrier Network Services from Customer, of the potential disruption of service, by the mailing of a letter, signed by Customer, to endusers of Customer described above, containing the following language:

       Dear Customer Enduser:

       Customer's provision of long distance service to you and our other customers will terminate within two (2) weeks of the date of this letter. This letter is being sent to you as a courtesy so that you can make the necessary arrangements so that you do not experience a disruption of your communications services. You have a choice of long distance carriers. If you have any questions, please contact Customer (representative and telephone number) or your local telephone company.

       Sincerely,

       Customer

       Notwighstanding notice of termination, Customer further agrees that it will remain responsible for all charges incurred during the period following transmission of the above-referenced notification and prior to the actual termination of the service by MCI. In addition, Customer agrees to maintain customer service for at least a two week period following transmission of the above-referenced notification.

6.     Dispute Resolution.
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       Except as otherwise provided herein, any claims arising out of or related to this Agreement, shall be made within one hundred and twenty (120) days of their occurrence. If such claims cannot be resolved by negotiation, they shall be settled by binding arbitration in accordance with the rules contained in MCI Tariff FCC No. 1 ("Arbitration Rules"). Neither party may seek injunctive relief of any kind prior to the confirmation of an arbitration award, except that MCI may seek injunctive relief against Customer for violation of Paragraphs 19(a)1),2),3) and 4), herein. Any claims made after one hundred and twenty (120) days of the occurrence giving rise to such claims shall be barred.

7.     Termination for Insolvency.

       In the event Customer becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, MCI may, by giving seven (7) business days written notice thereof to Customer, terminate this Agreement without liability of obligation, in whole or in part, as of a date specified in such notice of termination.

8.     Term.

       The Service Term ("Service Term") shall begin on the first day of the first full month following execution of this Agreement by both parties ("Effective Date") and will continue for a period of thirty six (36) months therefrom. The first twelve (12) months of the Service Term shall be the Ramp Period.

9.     Expiration of Term.

             Upon expiration of the Service Term, Customer shall be fully subject to all the terms and conditions, including standard tariff rates, set forth in the Tariff and respective state tariffs for MCI Service(s) received by Customer after such expiration.

10.    Termination Liability.

             If Customer terminates this Agreement before expiration of the Service Term, or MCI terminates this Agreement before expiration of the Service Term for Customer's breach, Customer will pay MCI within thirty
       (30) days of the effective date of such termination an amount equal to fifteen percent (15%) of the aggregare of Customer's remaining Monthly Commitment for each month remaining in the Service Term after termination (and a pro rata portion thereof for any partial month) and will repay MCI the credits received pursuant to the Attachment(s) and Exhibit(s) of this Agreement, including but not limited to Paragraph 3 of Attachment 1.

11.    Nondisclosure.

             Customer shall not disclose to any third party during this Agreement, or during the three (3) year period thereafter, any of the terms and conditions set forth in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any proceeding establishing rights and obligations under this Agreement. MCI reserves the right to terminate this Agreement immediately upon delivering written notice to Customer of any unpermitted third party disclosure hereunder.

12.    Notices.

             All notices, reports and other communications pursuant to or in connection with this Agreement shall be given by personal delivery, registered or certified mail (return receipt requested), or courier service. All such communications shall be adressed to the respective party at its address shown below:

       If to MCI:                                      If to Customer:

       MCI Telecommunications Corporation              _________________________
       05 N. Michigan, Suite 3000                      _________________________
       Chicago, IL 60601                               _________________________
       ATTN: Business Markets,                   ATTN: _________________________
       Legal Affairs
       cc:   MCI Account Team

       _________________________________
       _________________________________
       _________________________________
       ATTN: ___________________________


13.    Letter of Agency.

       Customer shall appoint MCI as its agent in the Letter of Agency attached hereto and incorporated herein as Attachment 3 to this Agreement.

14.    Surcharge Exemption.

             When applicable, Customer shall certify that any special access lines used in connection with services under this Agreement terminate in a device not capable of interconnecting MCI's service with the local exchange network and are surcharge exempt from the special access surcharge.

15.    Tax Exemption.

       When applicable, Customer shall certify that it is exempt from federal, state, and/or local taxes.

16.    Governing Law.

             This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof, shall be governed by the laws of the State of New York without giving reference to its principles of conflicts of law, except to the extent the Communications Act of 1934, as amended, and as interpreted and applied by the Federal Communications Commission, applies.

17.    Assignment.

             This Agreement shall be binding on Customer and its respective successors and assigns. Customer may not assign this Agreement, whether by operation of law or otherwise, without the prior written consent of MCI, such consent shall not be unreasonably withheld, and any unpermitted attempted assignment shall be void. MCI may terminate this Agreement without liability on ten (10) business days written notice in the event that Customer undergoes a merger involving a change of control, or divests itself of all or a substantial portion of its telecommunications business or undergoes a change of more than fifty percent (50%) of its ownership or management, or leverage or sale occurs involving more than fifty percent (50%) of Customer's assets or Customer's base.

18.    No Waiver.

             No waiver of any of the provisions of this Agreement shall be binding unless it is in writing and signed by both parties. The failure of either party to insist on the strict enforcement of any provision of this Agreement shall not constitute a waiver of any provision and all terms shall remain in full force and effect.

19.    Carrier Network Service.

       (A) In order to be eligible to purchase MCI Carrier Network Services (hereinafter "CNS"):

             (1) Except in areas where service origination is not available from access providers via a Carrier Identification Code ("CIC"), Customer must originate all CNS switched outbound traffic and all CNS operator services traffic via ANI's PICed to Customer's own CIC. Ustomer shall pay all charges associated with the installation and routing of Customer's CIC in all Local Exchange Carrier ("LEC") end offices. MCI requires at least sixty (60) days prior written notice to deactivate or change the translation for sub CIC rout8ing at any end office and/or tandem. MCI must handle all Authorized Service Requests (ASRs) submitted to the appropriate LEC(s) for MCI's CNS. In addition, Customer shall be financially responsible for payment of all fees charged by the local exchange carrier related to the ASRs submitted to modify the sub-CIC routing and migrate traffic to or from MCI's network.

       (2) Customer shall comply with Section 64.1100 of the FCC's Rules and Regulations, as well as other applicable laws or regulations pertaining to the sale and delivery of telecommunications service(s) to Customer's customers. MCI shall not be liable to Customer's customers for any claim, liability or expense asserted by those customers in connection with Customer's sale or delivery of such service(s), including the unauthorized conversion of a customer's Primary Interexchange Carrier ("PIC") designation to Customer's CIC. In the event Customer violates any FCC or other applicable law or regulation pertaining to the sale or delivery of Customer's service(s), MCI may terminate this Agreement on not less than five (5) days written notice. In addition, Customer shall indemnify and hold MCI harmless from any actions, claims, suits or damages arising out of Customer's violation or alleged violation of any FCC or other applicable law or state regulation, and Customer shall pay all attorney fees and costs incurred by MCI in connection with such actions, claims, suits or damages.

       (3) Customer agrees that it will obtain and maintain any and all approvals to resell MCI Carrier Network Service hereunder from the FCC, including requirements imposed by Section 214 of the Communications Act of 1934, as amended, and state regulatory bodies. In the event Customer fails to obtain or maintain the appropriate approvals, Mci shall not be liable for any delay or failure to provide CNS.

       (4) Customer agrees to sell and bill MCI Carrier Network Service under its own name, identity or mark, and Customer further agrees not to reference MCI's name or marks in any context involving its furnishing of service(s) to the public. If any violation occurs during the Service Term of this Agreement, MCI may invoke the termination provisions of Paragraph 19(b). In reselling MCI Services under this Agreement, Customer will observe the highest standard of integrity and fair dealing with members of the public. Furthermore, Customer agrees to indemnify MCI for any actions, claims, suits or damages arising out of any allegation that if proved would cause Customer to be in breach of this provision and Customer shall also pay all attorney's fees and costs incurred by MCI due to any actions, claims, suits or damages arising out of such allegation.

       (5) Except as set forth in Paragraph 5 herein, Customer shall have sole responsibility for interacting with its customers in all matters pertaining to service, including the placing and handling of service orders, service installation, PIC provisioning, operation and collection matters. MCI shall incur no obligation, nor shall it be deemed to have any obligation, to interact with Customer's customers necessary to address and resolve service-related issues and problems and shall impose upon its customers an obligation to cooperate, with Customer in addressing and resolving service-related issues and problems.

             (b) Without limitation, if Customer fails to abide by the requirements in Paragraph 19(a) above, such failure shall be regarded as a material breach of this Agreement and MCI may terminate this Agreement of five (5) business day swritten notice.

             (c) Customer agrees that MCI may use an appropriate internal MCI database to determine Working Telephone Number ("WTN") historical data regarding MCI and non-MCI PICs and Customer understands that such systems are not error free. MCI will not be liable to Customer for errors made in determining WTN in reliance on information contained in the internal MCI system.

             (d) Customer understands and accepts that, as part of MCI's normal business policy and practices and its obligations under law, MCI will engage in extensive marketing efforts in attempt to sell its services to the public and that such efforts will result in active competition with Customer for the business of users who are Customer's customers or prospects. Accordingly, Customer further understands and accepts that such competition by MCI is in all respects fair and proper and that Customer shall not complain, nor be heard to complain, of business lost to MCI. Under no circumstance shall any interference be derived that MCI's entry into this Agreement with Customer means that MCI will restrict its efforts to compete against Customer in any way.

             (e) Customer understands and accepts that no fiduciary relationship arises by virtue of this Agreement and that, accordingly, MCI incurs none of the obligations that arise in such relationship as an incident of its fulfilling its obligations under this Agreement. Further, Customer understands and accepts and MCI is not an insurer of profits fur Customer, nor does MCI guarantee the success of Customer's business as a result of Customer's receipt of service(s) under this Agreement.

       (f) Customer agrees that if its enduser makes a call using 10XXX or 1+ access utilizing Customer's CIC, from an ANI which Customer did not provide to MCI to enter into MCI's Billing and Order Entry systems, MCI will bill the call through the LEC at MCI Tariff or applicable state tariff rates, and MCI's name will appear as the service provider on the LEC invoice. Furthermore, Customer agrees its sales and marketing channels will only market 10XXX access as a dialing option from ANIs that the enduser had PIC's to the Customer's CIC, in areas where the Customer CIC is pointed to MCI for termination.

       (g) Customer shall receive Call Traffic Records pursuant to Exhibit B of this Agreement.

20.    ANI Reporting Responsibilities.

             On or before the thirtieth (30th) day after the close of the billing cycle, MCI will provide Customer with a list of ANIs, including traffic minutes and number of calls associated with ANIs associated with Customer's CNS Account ("MCI Active ANI List"). If Customer has not received the MCI Active ANI List within thirty (30) days after the close of the billing cycle, Customer must immediately notify MCI. Within thirty
       (30) days after Customer's receipt of the MCI Active ANI List, Customer shall provide to MCI, in writing, with a report ("Customer ANI Report") of all ANIs in the billing cycle covered by the MCI Active ANI List that were either: (1) ordered by Customer to be added by MCI to the Customer's account, but which were not added to Customer's CNS Acount; or (2) on the MCI Active ANI List but which Customer had requested be deleted; or (3) experienced zero (0) or significantly reduced usage, but which were suspected to have no reductions in usage. Customer shall provide MCI with documentation establishing the ordering and deletion of each ANI contained in the Customer NAI Report. For any ANI not timely included by Customer in the Vustomer ANI Report: (1) Customer shall be liable to MCI for charges associated with said ANI; and (2) MCI shall not be liable to Customer for any costs, claims or damages resulting from failure to implement Customer's directions with respect to said ANI.


21.    Detention Facilities.

             In order to be eligible for use of MCI Carrier Network Services in conjunction with the providion of communications services to any detention facility, including, but not limited to, any local, state or federal prison:

             (a) Customer shall provide MCI provide MCI prior written notice on each occasion that Customer subscribes to CNS at a detention facility. Notice to MCI shall be provided at:


                   MCI Telecommunications Corporation
                   MCI Carrier Finance Manager
                   Six Concourse Parkway
                   Atlanta, GA 30328

             (b) Customer agrees after the Effective Date of this Agreement, but not more than once semi-annually, MCI may request, and Customer shall promptly provide to MCI in writing or in a machine readable format as specified by MCI, Customer's records, data and invoices pertaining to Customer's total long distance telecommunications usage for each Customer detention facility end-user for the most recent six (6) month period preceding the request.

             (c) MCI in its sole discretion and consistent with Section B-7.04 of MCI Tariff FCC No. 1 and in specific implementation of such Tariff provision, may require Customer, as a condition precedent to receipt of MCI Carrier Network Service to detention facilities as defined above, to provide within ten (10) days of executing this Agreement, or any time thereafter, a cash deposit or letter of credit in a form acceptable to MCI in an amount equal to up to three (3) month's estimated billing. Any executed letter of credit shall be attached hereto and incorporated by reference. Customer shall continuously renew any letter of dcredit as necessary to keep it in effect during the service term.

             (d) Notwithstanding any other provisions of the Tariff, Customer shall remain responsible for payment of all charges for services furnished to Customer, which responsibility is not changed by virtue of any use, misuse, or abuse of Customer's service or Customer-provided systems, equipment, facilities or service interconnected to Customer's service, which use, misuse or abuse may be occasioned by third parties including without limitation, Customer's employees or other members of the public.

             (e) Customer will comply with applicable federal, state and local laws and regulations, including without limitation, laws and regulations relating to operator service as they pertain to detention facilities during the term of this Agreement.


22.    Entire Agreement; Amendments.

             This Agreement shall be valid only if signed by Customer y July 31, 1996. Any and all, prior or contemporaneous offers, agreements, reprsentations and understandings made to Customer, whether written or oral, are hereby superseded. Exclusive of any Tariff or state tariff modifications initiated by MCI, once this Agreement has been executed, any amendments hereto must be made in writing and signed by both parties.


       IN WITNESS WHEREOF, the parties hereto each acting with proper authority have executed this Agreement.

       MCI TELECOMMUNICATIONS CORPORATION

       By: ________________________________________

       Print Name:__________________________________

       Title: _______________________________________

       Date: _______________________________________



       FTI INC.

       By: ________________________________________

       Print Name:__________________________________

       Title: _______________________________________

       Date: _______________________________________